PROSPECTUS

HOMELAND RESOURCES LTD.

6,000,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering 6,000,000 shares of common stock of Homeland Resources Ltd.  We will not receive any of the proceeds from the sale of these shares.  The shares were acquired by the selling shareholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws.  The selling shareholders have set an offering price for these securities of $0.005 per share and an offering period of four months from the date of this prospectus.  See “Security Ownership of Selling Shareholders and Management” on page 20 for more information about the selling shareholders.

Our common stock is presently not traded on any market or securities exchange.  The offering price may not reflect the market price of our shares after the offering.
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This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.
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SHARES OFFERED BY SELLING SHAREHOLDERS	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO SELLING SHAREHOLDERS
Per Share	$0.005	Not applicable	$30,000
Total Offering	$30,000	Not applicable	$30,000

Proceeds to the selling shareholders do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $25,000.  Homeland Resources will pay these expenses.

This Prospectus is dated December 10, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
DILUTION	9
DIVIDEND POLICY	9
USE OF PROCEEDS	9
BUSINESS AND PROPERTIES	9
PLAN OF OPERATIONS	17
DIRECTORS AND EXECUTIVE OFFICERS	19
EXECUTIVE COMPENSATION	19
SECURITY OWNERSHIP OF SELLING SHAREHOLDERS AND MANAGEMENT	20
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	21
DESCRIPTION OF CAPITAL STOCK	21
PLAN OF DISTRIBUTION	22
TRANSFER AGENT AND REGISTRAR	23
SEC POSITION ON INDEMNIFICATION	23
LEGAL MATTERS	23
EXPERTS	23
AVAILABLE INFORMATION	24
REPORTS TO STOCKHOLDERS	24
INDEX TO FINANCIAL STATEMENTS	25

PROSPECTUS SUMMARY

Homeland Resources Ltd.

Homeland Resources Ltd. was organized under the laws of the State of Nevada on July 8, 2003, initially to explore mining claims and property in New Mexico and to participate in oil and gas interests in Oklahoma.  As of the date of this prospectus, we have conducted only limited operations.

We acquired six unpatented mining claims located in Luna County, New Mexico in March 2004.  We refer to these mineral claims as the HR Claims and the overall project and property as the Home Ranch Prospect.  We own a 100% interest in the HR Claims.  With the price of gold over $800 per ounce in November 2007, we have decided to conduct mineral exploration activities on the Home Ranch Prospect in order to assess whether these claims have commercially exploitable gold mineral reserves.  Our plan of operations is to conduct the first phase of a staged exploration program on our mineral properties.  Our proposed exploration program is designed to explore for commercially exploitable reserves of gold on these mineral claims.  We are an exploration stage company and we cannot assure you that a commercially viable mineral deposit exists on our mineral claims.

In June 2004, we acquired a 10% working interest in the Vector Exploration Corporation State Red House #4 Project in Nobel County, Oklahoma. Our working interest included leasehold interest, well bores, geological expenses, brokerage costs and overhead. During the year ended July 31, 2005, we sold our working interest and we presently hold no oil and gas interests.

Since we are in the exploration stage, we have not yet realized any revenues from our planned operations.  As of July 31, 2007, we had $175 in cash on hand, total current assets of $175, and current liabilities of $5,402.  Accordingly, our working capital deficit was $5,227 as of July 31, 2007. Since our inception through July 31, 2007, we have incurred a net loss of $34,351.  We attribute our net loss to having no revenues to offset our operating expenses such as corporate maintenance and professional fees.  We have sufficient funds to take us through the first two phases of our exploration program, described more fully in the section entitled, “Business and Properties.”  However, our working capital is not sufficient to enable us to complete any other phases of an exploration program.  Accordingly, we will require additional financing in order to complete a full exploration program,

We are not a “blank check company,” as we do not intend to participate in a reverse acquisition or merger transaction.  A “blank check company” is defined by securities laws as a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Our offices are located at 6801 Los Trechos NE, Albuquerque New Mexico, 87109 and our telephone number is (505) 264-0600.

The Offering
Securities offered	6,000,000 shares of common stock
Selling shareholders	Armando Garcia Leroy Halterman Ryan Petryshyn Jens Gerbitz Melanie Westberg Jared Petryshyn Justine Gladue Terry Gilbertson Curtis Mayhew Lynda Cabianca Georgia Knight Bruce Archibald Morgan Cowan
Offering price	$0.005 per share

Shares outstanding prior to the offering	6,000,000 shares of common stock
Shares to be outstanding after the offering	6,000,000 shares of common stock
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision.

Risks Related to Our Financial Condition and Business

If we do not obtain additional financing, our business will fail.

As of July 31, 2007, we had $175 of cash on hand.  Our current operating funds are not sufficient to sustain the company or to complete more than the first two phases of exploration of our mineral claims. Therefore, we will need to obtain additional financing in order to complete our business plan. We currently do not have any operations and we have no income. We have a non-enforceable commitment for financing for the first two phases of our proposed exploration program.  If the commitment for financing is not fulfilled, our business will fail.  Further, we do not have any financing in place beyond the first two phases of our proposed exploration program and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of mineral claims and investor sentiment. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

If we complete a financing through the sale of additional shares of our common stock, then shareholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock.  Any sale of common stock will result in dilution of equity ownership to existing shareholders.  This means that if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding.

We have not paid any cash dividends on our shares of our common stock and we do not intend to pay any such dividends in the foreseeable future. Accordingly, investors will only see a return on their investments if the value of the shares appreciates.

To date, we have not paid any cash dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.  Accordingly, investors will only see a return on their investments if the value of the shares appreciates.

If we do not pay annual maintenance fees, then our mineral claims will lapse.

We must pay annual maintenance fees of $100 per claim to the Bureau of Land Management to hold our HR Claims.  If we do not make the required payments, then our claims will lapse and we will lose all interest that we have in these mineral claims.

Our company was recently formed and we have not proven that we can generate a profit.  If we fail to generate income and achieve profitability, an investment in our securities may be worthless.

We have no operating history and have not proved we can operate successfully.  If we fail, your investment in our common stock will become worthless.  From inception to July 31, 2007, we incurred a net loss of $34,351.  At July 31, 2007, we had a working capital deficit of $5,227.

We were organized under the laws of the State of Nevada on July 8, 2003, and have had no operations other than to conduct two private offerings, acquire the HR Claims in the state of New Mexico and acquire and subsequently dispose of a 10% working interest in an oil and gas exploration property in Oklahoma.  As of the date of this prospectus, thirteen shareholders hold our common stock.  We face all of the risks inherent in a new business.  The purchase of the securities offered hereby must therefore be regarded as the placing of funds at a high risk in a new or “start-up” venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

Because we anticipate our operating expenses will increase prior to our obtaining revenues, we expect significant losses prior to any profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  If we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

The search for valuable minerals as a business is extremely risky.  Our mineral claims may not contain commercially exploitable reserves of gold.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  The expenditures to be made by us in the exploration of our mineral claims may not result in the discovery of commercial quantities of ore.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins, and other hazards against which we cannot insure or against which we may elect not to insure.  The payment of such liabilities may have a material adverse effect on our financial position.

Even if we discover commercial reserves of precious metals on our mineral claims, we may not be able to successfully obtain commercial production.

Our mineral claims do not contain any known mineral reserves.  If our exploration programs are successful in establishing reserves of commercial tonnage and grade, we will require additional funds in order to place the mineral claims into commercial production.  At this time, we cannot assure you that we will be able to do so.

Fluctuating gold prices could negatively impact our business plan.

The potential for profitability of gold mining operations is directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our common stock. In the event that we obtain positive results and progress our property to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received. A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world.

During the last five years, the average annual market price of gold has ranged between $310 per ounce and $612 per ounce, as shown in the table below:

Average Annual Market Price of Gold, 2002-2006

2002	2003	2004	2005	2006
$310	$364	$409	$445	$603

In the event gold prices decline and remain low for prolonged periods of time, we will be unable to develop our property or produce any revenue.

Because of our limited resources and the speculative nature of our business, there is a substantial doubt as to our ability to continue as a going concern.

The report of Moore & Associates, Chartered Accountants and Advisors, our independent registered public accounting firm, on our audited financial statements for the periods ended July 31, 2007 and 2006, indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern.  Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our mineral properties.  If we are not able to continue as a going concern, it is likely investors will lose their investment.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.

We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, most of which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources. Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a worldwide basis. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

Because our sole executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Garcia, our sole executive officer and director, presently spends approximately 10% of his business time on business management services for our company.  It is possible that the demands on Mr. Garcia from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business.  In addition, Mr. Garcia may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels.

We depend on our sole officer and director and the loss of our sole officer and director could adversely affect our business.

           We are dependent on our sole officer and director, Armando Garcia, for the conduct of our business. The loss of Mr. Garcia would significantly and adversely affect our business. In that event, we would be forced to identify and retain an individual or individuals to replace Mr. Garcia. We do not carry life insurance on Mr. Garcia and we may not be able to replace Mr. Garcia on terms acceptable to us.

We have not obtained an independent evaluation of our mineral claims, where multiple or independent evaluations could prove to be more accurate.

Due to excessive costs, our proposed two-phase program of exploration has been prepared by, and was based in large part on, a geological report by Leroy Halterman, a large shareholder and former officer of the Company.  It is possible that multiple or independent evaluations could prove to be more accurate, and to the extent that our limited report is inaccurate, our proposed program may be inadequate.

Risks Related to Legal Uncertainty

Because we will be subject to compliance with government regulation, our anticipated cost of our exploration program may increase.

There are several governmental regulations that materially restrict the use of ore.  We will be subject to the laws and regulations of the Bureau of Land Management of the United States Department of the Interior as we carry out our exploration program.  We may be required to obtain land use permits and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  New regulations could be passed which could increase our costs of doing business and prevent us from carrying out our exploration program.  Under current regulations, if we fail to obtain the necessary permits, the Bureau of Land Management could seek to enjoin our exploration operations and demand monetary damages for any surface disturbance to the land.  In addition, the Bureau of Land Management could seek a criminal fines against us for a knowing and willful violation.  If we were to be subject to any criminal or civil proceedings of this type, in all likelihood, we would cease to exist as a company and investors would lose their entire investment.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.

Our ability to explore and operate our property depends on the validity of title to that property. The Home Ranch Prospect consists of the unpatented HR Claims. Unpatented mining claims are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.  We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

Risks Related to This Offering

There is a lack of a public market for our common shares, which limits our shareholders ability to resell their shares or pledge them as collateral.

There is currently no public market for our shares, and we cannot assure you that a market for our stock will develop.  Consequently, investors may not be able to use their shares for collateral or loans and may not be able to liquidate at a suitable price in the event of an emergency.  In addition, investors may not be able to resell their shares at or above the price they paid for them or may not be able to sell their shares at all.

Regulations relating to “penny stocks” may limit the ability of our shareholders to sell their shares and, as a result, our shareholders may have to hold their shares indefinitely.

If a market develops for our common stock, our common stock would, most likely, be subject to rules promulgated by the SEC relating to “penny stocks,” which apply to non-NASDAQ companies whose stock trades at less than $5.00 per share or whose tangible net worth is less than $5,000,000. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the security. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek” and “estimate”, and variations of these words and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the preceding “Risk Factors” section and elsewhere in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

BUSINESS AND PROPERTIES

General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  We own six mineral claims that we refer to the HR Claims as part of the Home Ranch Prospect, as described below.  Further exploration of our mineral claims is required before a final evaluation as to the economic and legal feasibility of any mineral reserves that we may discover on our mineral claims can be completed.  We cannot assure you that a commercially viable mineral deposit exists on our mineral claims.  Our plan of operations is to carry out exploration work on our mineral claims in order to ascertain whether our claims possess commercially exploitable quantities of gold, silver, copper and/or molybdenum.  We cannot provide assurance to investors that our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on such work concludes economic feasibility.

Home Ranch Prospect

Property Acquisition.  In March 2004, we acquired a 100% interest in leases on six unpatented lode mining claims in the Home Ranch Prospect, located in the Luna County, New Mexico, by locating the HR # 1 through HR#6 mining claims on federal minerals administered by the Bureau of Land Management for filing fees of $666 plus staking expenses of $550.  The Home Ranch Prospect consists of the HR# 1 through HR#6 mineral claims.  Unpatented claims are mining claims for which the holder has no patent, or document that conveys title.  A lode is a mineral deposit in consolidated rock as opposed to a placer deposit, which is a deposit of sand or gravel that contains particles of gold, ilmenite, gemstones, or other heavy minerals of value.

Location and Access. Access to the Home Ranch Prospect is obtained by traveling west from Deming, New Mexico on Interstate 10, then south at the Gage overpass on an unnumbered county road which turns to the west along the southern margin of the Klondike Hills and traverses the southern edge of the property.  From this point several dirt roads lead into the claim block.  The Home Ranch Prospect has year-round accessibility and access within the area is also good.  The topography of the area consists of hills of low to moderate relief, which have been dissected by erosion.  The closest major air service to the property is located in El Paso, Texas.

The property is comprised of low hills and alluvial valleys, with elevations ranging from a low of 4,820 feet to a high of 4,950 feet.  Vegetation is sparse and includes desert grasses, cacti, and creosote bushes with the surface used only for grazing cattle.

HR Claims.  The Home Ranch Prospect consists of six unpatented lode mining claims totaling 120 acres, situated in Township 26 South, Range 13 West, in the north half of Section 27 (the “HR Claims”). The HR Claims are located on federal lands under the administration of the Bureau of Land Management (BLM).  The HR Claims are not subject to any royalties, but annual maintenance fees must be paid to the BLM of $100 per claim, a total of $600 annually for the entire HR Claims’ block to keep them valid.

Under the General Mining Law of 1872, which governs our mining claims and leases, we, as the holder of the HR Claims, have the right to develop the minerals located in the land identified in the HR Claims.  We must pay an annual maintenance fee of $100 per claim to hold the HR Claims.  The HR Claims can be held indefinitely with or without mineral production, subject to challenge if not developed.  Using land under an unpatented mining claim for anything but mineral and associated purposes violates the General Mining Law of 1872.

If we determine through our exploration program that one or more economically recoverable mineral deposits exist on the HR Claims, and at least $500 of development work has been performed, we can file a patent application with the BLM in Santa Fe, New Mexico to obtain title to surface and mineral rights.  We are not required to patent a claim to mine a deposit, but patenting a claim gives the holder legal title to both the surface and the minerals.  We must pay a fee of $250 per patent application plus $50 per claim within each application.  If the application is approved, we can purchase surface and mineral rights at a rate of $5 per acre for lode claims.

Previous Operations and History. Energy Reserves Group, Minerals Division, initially investigated the Home Ranch Prospect during regional reconnaissance work in southwestern New Mexico in June 1981. At that time it was noted that the geology in the area was favorable for disseminated precious metal mineralization as well as other types of deposits. Anomalous arsenic values were obtained from the initial sampling program and the area was slated for further evaluation.

In 1982, St. Joe American performed further sampling and drilled one 494-foot deep hole.  The additional sampling confirmed the anomalous gold and silver values with samples of gold as high as 4.5 parts per million (0.13 ounces per ton gold) and silver as high as 640 parts per million (18 ounces per ton silver). The drill hole was located in the northern portion of the PAL claim block north of the HR Claims.  The PAL claims occupied all of Section 27, the north half of Section 28, the west half of section 22 and north half of section 27, Township 26 South and Range 13 West.

We have not conducted any work on the HR Claims.  There are no known reserves on the Home Ranch Prospect.

Geology of the HR Claims.  A geological report regarding the Home Ranch Prospect was prepared in March 2004 (the “Geological Report”) by Leroy Halterman, a certified and registered geologist.  Mr. Halterman is a former officer of the Company and is currently a large shareholder of our stock.  The following discussion regarding the Home Ranch Prospect is based on the Geological Report and references the maps located on Figures 1 and 2 below.

The Klondike Hills lay at the northern edge of the Cedar Mountains and are considered to be a part of the same structural trend as the Home Ranch Prospect.  See Figure 2 below. The Cedar Mountains are a northwest trending Basin and Range structure bounded by high angle normal faults. Exposures in the Cedar Mountains consist of Tertiary volcanic and intrusive rocks with one window of Paleozoic and Cretaceous rocks exposed. A valley that parallels the northern edge of the volcanic pile separates the Klondike Hills from the main body of the Cedar Mountains. Exposures in the Klondike Hills consist of Paleozoic strata of Ordovician through Mississippian age and a few exposures of Precambrian rocks that are present in the center of the hills. Tertiary volcanic rocks are exposed northwest of the prospect area and a small exposure of an intrusive is also present within the prospect area.

Rocks outcropping within the Home Ranch Prospect area include the Ordovician El Paso Formation, the Ordovician Montoya Group, the Silurian Fusselman Dolomite, the Devonian Percha Shale, the Mississippian Keating Formation, and the Tertiary intrusive unit mentioned above.

The El Paso Formation consists of thin to medium-bedded limestone with argillaceous and silty intervals. It is the primary target formation on the property. Extensive jasperoid development and argillic alteration has been noted in the formation occurring in association with fault structures.  The El Paso Formation is overlain by the Montoya Group, which is divided into four formations of predominantly dolomitic composition. Thin-bedded sediments in the upper formation of this group may also have some potential as a host rock.

The Silurian Fusselman dolomite, a fine-grained, massive dolomite overlies the Montoya Group. The Fusselman has been included with the Montoya Group on the geologic map, (see Figure 2), as it has been on previously published geologic maps of the area.

The Devonian Percha Shale is green-gray shale seen in a small, poorly exposed outcrop near the southern edge of the prospect and in tailings from a relatively shallow shaft on the southeastern edge of the prospect. The Percha Shale is also a potential host rock in this area.

The lower part of the Mississippian Keating Formation (the lower member of the Escabrosa Group) consists of medium-bedded limestone exposed at a small outcrop near the southern edge of the prospect. Jasperoid has developed along a structure in the Keating in this area.

Structurally, the Klondike Hills are complex. The area lies within the east-southeast trending Laramide overthrust belt of southwestern New Mexico. The complex relationships among the units exposed is due to a series of relatively flat-lying thrust plates in which upper plate Ordovician and Silurian rocks have been thrust over each other and over lower plate Devonian and Mississippian strata. These thrust slices have in turn been broken by two sets of Tertiary high angle normal faults that trend northeast and northwest. The area also lies along the west trending Texas lineament. The Texas lineament is a very old zone of weakness that extends to the basement and which has added an east-west trending strike-slip component to the deformation of the strata in the area.

Mineralization and alteration found at the Home Ranch Prospect consists of jasperoid, argillic alteration, silicification and iron staining of thin-bedded sediments and development of iron-rich, gossan-like material. Copper, fluorite, calcite, barite and iron mineralization was also noted in silicified rock found on the dump of a shallow shaft that was sunk on a structure on the southeast side of the property.

The jasperoid at the Home Ranch Prospect frequently contains visible blades of barite. Jasperoid occurs over a wide area on the property, both along high angle Basin and Range structures and along the planes of the low angle thrust faults. Jasperoid appears to form most readily in the EI Paso limestone, but also occurs in the dolomites of the Montoya Group. Silica appears to have migrated easily through the reactive EI Paso limestones and has replaced the rock for some distance beyond the major structures. In contrast, the dolomites of the Montoya Group appear to have been less reactive and silica replacement occurs only in narrow bands along the structures that served as conduits for mineralizing solutions.

Figure 1 and Figure 2 are set forth on the following two pages.

Interstate 10
Gage
Deming
Victorio Mining District
HR Claims
T 24 S
T 25 S
T 26 S
R 13 W
R 12 W
32° 00'
108° 00'
BLM Federal Minerals
LORDSBURG, NEW MEXICO

Figure 1

The occurrence of the iron-rich gossan-like mineralization also appears to be confined closely to structures, primarily the Basin and Range structures on the south side of the property. This mineralization occurs in addition to and in association with jasperoid development along these structures and can be seen in the dump material.

Argillic alteration was noted in thin-bedded units of the El Paso Formation in several locations and partial silicification of argillically altered sediments that also occurred in several places. Silicification of thin-bedded El Paso sediments can often be found beneath jasperoid outcrops where hematitic and limonitic staining occurs in conjunction with the argillic alteration and silicification. Silicification, brecciation, and calcite veining was noted in the Percha Shale on the dump of a shallow shaft on the southeast side of the property.

The primary drilling target on the Home Ranch Prospect is the El Paso limestone. Thin-bedded El Paso sediments dip into major structures in several areas on the property where alteration and mineralization have been observed. Consequently, several target areas may be tested where the EI Paso Formation could serve as a host for ore-grade mineralization.

The Percha Shale may also be a drilling target on the southeast side of the property. Although this area is less well exposed, the fissile shales of the Percha may prove to be an excellent host rock where the formation dips into mineralized structures.  In other districts in southern New Mexico the Percha has served as a dam for upward migrating hydrothermal fluid forcing the fluid to migrate and precipitate ore bodies in the underlying Fusselman Limestone.  One example of this type of mineralization is 10 miles north in the Victorio mining district.

Drilling depths to the precious metals mineralized zones within these units are expected to be shallow and should not exceed 400 feet.  However, should the initial work indicate that porphyry copper-molybdenum deposit exists than deeper holes may be required to test this target.

Proposed Program of Exploration

Based on the Geological Report, we have concluded that the Home Ranch Prospect merits further exploration and evaluation.   We intend to conduct a two-phase program, with the second phase depending upon the successful results of the first phase, as presented below.

Phase I.  The Phase I program will be limited to defining drill targets for the Phase II program.  It is anticipated to cost approximately $12,100.  The following discussion gives a brief description of the Phase I program:

1.           Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the Home Ranch Prospect claim block.

2.           Perform close spaced geochemical soil sampling across the entire staked area. This type of sampling would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, molybdenum antimony, mercury and arsenic.

The Quaternary gravel that covers the southern portion of the Home Ranch Prospect may limit the usefulness of conventional soil geochemistry but test grids will have to be surveyed, sampled and analyzed to determine its usefulness.  Quaternary refers to a geologic period following the Tertiary Age beginning 2 to 3 million years ago and extending to the present.

Phase II Program.  The Phase II program is estimated to cost approximately $53,750 and will involve the drill testing of strong rock and soil geochemical anomalies.  A geochemical anomaly refers to a concentration of one or more elements in rock, soil, sediment, vegetation, or water that is markedly higher or lower than background. In addition to testing the geochemical anomalies, geological mapping will generate other drill targets that may not be highly mineralized at the surface but will still warrant testing with several drill holes. These holes should be drilled to a depth of 300 to 400 feet or until the geological target has been intercepted.

Cost Estimates Phase I Program

Item	Estimated Cost
Soil Samples 125, average $30/sample	$3,750
Rock samples 50 samples @ $30/sample	1,500
Sampling supplies 175 samples @ $2.00/sample	350
Geologist, 10 days @ $400/day	4,000
Per diem 10 days @ $100/day	1,000
Vehicle Mileage 2,000 @ $.45/mile	900
Miscellaneous and field supplies	600
Total Phase I Cost	$12,100

Estimated Cost Phase II Program

Item	Estimated Cost
Drilling
Mineralized Outcrops and soil anomalies, two holes 400 ft. each/$20.00/ft.	$16,000
Test Geological targets two holes 350 ft. each/$20.00/ft.	14,000
Assaying, 200 samples $30	6,000
Geologist 28 days @ $400/day	11,200
Per diem 28 days @ $100/day	2,800
Vehicle Mileage 5,000 miles @ $.45/mile	2,250
Miscellaneous and field supplies	1,500
Total Phase II Cost	$53,750

Compliance with Government Regulation

We will be required to conduct all mineral exploration activities in accordance with the rules and regulations of the BLM.  We will be required to obtain a permit prior to the initiation of the proposed exploration Phase II program.  To obtain a permit we will have to submit a plan of operation as part of our permit application.

If our activities should advance to the point where we are engaging in significant intrusive mining operations, we could become subject to environmental regulations promulgated by federal, state, and local government agencies.  Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution.  A breach or violation of such legislation may result in the imposition of fines and penalties.  At present, we do not believe that compliance with environmental legislation and regulations will have a material affect on our proposed operations; however, any changes in environmental legislation or regulations or in our activities may cause compliance with such legislation and/or regulation to have a material impact on our operations.  In addition, certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are becoming more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.  We intend to ensure that we comply fully with all environmental regulations relating to our operations.

Employees

We have no employees other than our sole officer and director, Armando Garcia, who as of the date of this prospectus is serving without compensation.  We anticipate that we will be conducting most of our business through agreements with consultants and third parties.  We have retained the services of Leroy Halterman to conduct Phase I of the exploration program at a cost of approximately $12,100.  Mr. Halterman is a former officer of the Company and a large shareholder of our stock. Mr. Halterman is also one of the selling shareholders under this filing.  Other than our engagement of Mr. Halterman, we have not entered into any arrangements or negotiations with any other consultants or third parties.

PLAN OF OPERATIONS

Our business plan is to proceed with the exploration of the Home Ranch Prospect to determine whether there are commercially exploitable reserves of gold or other mineral located on the property comprising the mineral claims.  We have decided to proceed with the first phase of a staged exploration program recommended in the Geological Report prepared by Leroy Halterman.  Mr. Halterman has been engaged to conduct this first phase of the exploration program, the fieldwork of which is expected to take approximately 10 to 14 days to complete.  The samples collected during the fieldwork will then be tested and analyzed.  We expect to complete an evaluation of the Phase I program by the end of March 2008.

We will assess whether to proceed to the Phase II of the recommended geological exploration program upon completion of an assessment of the results of Phase I of the geological exploration program.  In completing this determination, we will review the conclusions and recommendations that we receive from our geologist based on his geological review of the results of the first phase.  We will also make an assessment as to whether the results of Phase I are sufficiently positive to enable us to proceed with Phase II of the exploration program.

This assessment will include an assessment of our cash reserves after the completion of Phase I and the market for financing of mineral exploration projects at the time of our assessment.

We anticipate that we will incur the following expenses over the next twelve months:

•	$12,100 in connection with the completion of the Phase I of our recommended geological work program;
•	$10,000 for the remainder of the offering expenses; and
•	$10,000 for operating expenses, including professional legal and accounting expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934.

Accordingly, we anticipate spending approximately $32,100 over the next twelve months in pursuing our stated plan of operations.  Based on our cash position of $175 as of July 31, 2007, and a commitment from Wellington Financial Corp., a British Columbia corporation, to loan up to $125,000 to the Company, we believe we have sufficient cash resources to pay for our operating expenses over the next twelve months.  Of the estimated $25,000 of offering expenses, we have paid approximately $15,000 through October 31, 2007.

Although the lending commitment from Wellington Financial Corp. is in writing, it may not be enforceable, as we have not given any consideration to Wellington Financial Corp. to make it a binding agreement.  Should Wellington Financial Corp. not provide us with the funds necessary to cover our operating expenses, the Company in all likelihood would cease to exist.

If we determine not to proceed with further exploration of our mineral claims due to a determination that the results of our initial geological program do not warrant further exploration or due to an inability to finance further exploration, we plan to pursue the acquisition of an interest in other mineral claims.  We anticipate that any future acquisition would involve the acquisition of an option to earn an interest in a mineral claim as we anticipate that we would not have sufficient cash to purchase a mineral claim of sufficient merit to warrant exploration.  This means that we might offer shares of our stock to obtain an option.  Once we obtain an option, we would then pursue finding the funds necessary to explore the mineral claim by one or more of the following means:

•	engaging in an offering of our stock;
•	engaging in borrowing; or
•	locating a joint venture partner or partners.

Results of Operations

We have earned virtually no revenues since inception.  We anticipate that we will not earn revenues until such time as we have entered into commercial production of our mineral properties.  We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

Year Ended July 31, 2007 as Compared to Year Ended July 31, 2006.

We had no revenue for the years ended July 31, 2007 and 2006.  We incurred operating expenses in the amount of $21,884 for the year ended July 31, 2007, compared with $1,825 for the year ended July 31, 2006.  Our operating expenses were attributable to due to expenditures for professional fees and expenses to maintain our corporate existence.

Our accumulated deficit through July 31, 2007 was $34,351.

Liquidity and Capital Resources

As of July 31, 2007.

At July 31, 2007, we had cash of $175 and a working capital deficit of $5,227, as compared to cash of $14,622 and working capital of 16,657 at July 31, 2006.  During the year ended July 31, 2007, we used cash in the amount of $14,447 for operating activities and no net cash was provided by investing or financing activities.

We are bearing all costs relating to the registration of the common stock, which are estimated at $25,000. Of this amount, approximately $15,000 has been paid.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.  We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the “1934 Act”); and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

On August 1, 2007, we obtained a one-year, $125,000 working capital loan commitment at 8% interest per annum, from Wellington Financial Corp., a British Columbia corporation.  The Company will issue unsecured note(s) to Wellington Financial Corp. evidencing and in exchange for any funds advanced under the loan commitment.  Although the lending commitment from Wellington Financial Corp. is in writing, it may not be enforceable, as we have not given any consideration to Wellington Financial Corp. to make it a binding agreement.

Should Wellington Financial Corp. not provide us with the funds necessary to cover our operating expenses, the Company in all likelihood would cease to exist.

Going Concern

In their report prepared in connection with our 2007 financial statements, our auditors included an explanatory paragraph stating that, because we had an accumulated net loss of $34,351 and a working capital deficit of $5,227 at July 31, 2007, there is substantial doubt about our ability to continue as a going concern.  Our continued existence will depend in large part upon our ability to raise sufficient capital through debt and equity offerings.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of Significant Accounting Policies

Mineral Property.  Our undeveloped mineral property consists of leases on unpatented lode mining claims located in New Mexico. Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized.  Such costs and estimated future development costs are amortized using a unit-of-production basis over the estimated life of the ore body. Ongoing development expenditures to maintain production are charged to operations as incurred.

Significant expenditures directly related to the acquisition of exploration interests are capitalized. If a mineable ore body is discovered, such costs are amortized using a unit-of-production method. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

DIRECTORS AND EXECUTIVE OFFICERS

Information about our sole director and executive officer follows:

Name	Age	Position and Term of Office

Armando Garcia	54	President, Secretary, Treasurer and sole director

Our Bylaws provide for a board of directors consisting of at least one member, with the exact number to be specified by the board.  All directors hold office until the next annual meeting of the stockholders following their election and until their successors have been elected and qualified.  The board of directors appoints officers.  Officers hold office until the next annual meeting of our board of directors following their appointment and until their successors have been appointed and qualified.

Set forth below is a brief description of the recent employment and business experience of our sole director and executive officer:

Armando Garcia has been our sole officer and director since August 2004.  From 1975 until 1979, Mr. Garcia worked for Draperies by Adela, a family owned window-covering company located in Albuquerque, New Mexico and he became the owner of Draperies by Adela in 1979.  Mr. Garcia continues to operate Draperies by Adela.  Mr. Garcia also has over 22 years of natural resource experience. From 1984 until 1992, Mr. Garcia was secretary and treasurer for MinSearch, Inc., a mineral resource company located in Albuquerque, New Mexico, providing consulting and mineral appraisal services to the natural resource industry and government agencies.  In 1993, he co-founded, and has served as a director and vice president for, Consolidated North American Resources, Inc., an oil, gas and mineral company located in Las Vegas, Nevada.  Mr. Garcia holds a bachelor’s degree in business from the University of New Mexico.

EXECUTIVE COMPENSATION

The following table sets forth the remuneration of our sole director and officer during the fiscal years ended July 31, 2007, 2006 and 2005:

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Armando Garcia President	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

We have no employment agreements with our executive officer.   We do not pay compensation to our directors for attendance at meetings.  We reimburse the directors for reasonable expenses incurred during the course of their performance.

SECURITY OWNERSHIP OF SELLING SHAREHOLDERS AND MANAGEMENT

The following table lists the share ownership of persons who, as of the date of this prospectus owned of record or beneficially, directly or indirectly, more than five percent (5%) of the outstanding common stock, our sole officer and director, and the selling shareholders:

Name and Address of Owner	Shares Owned Prior to Offering	Shares to be Offered for Selling Shareholder’s Account	Shares to be Owned upon Completion of Offering	Percent of Class(1)
				Before Offering	After Offering
Armando Garcia (2) 3214 Dakota NE Albuquerque, NM 87110	1,500,000	1,500,000	-0-	25.0%	0.0%
Leroy Halterman (2) 820 Piedra Vista NE Albuquerque, NM 87123-1954	1,500,000	1,500,000	-0-	25.0%	0.0%
Ryan Petryshyn 2725 - 104 Ave Edmonton, AB T6J 4C4 Canada	295,000	295,000	-0-	4.92%	0.0%
Jens Gerbitz 13614 - 100 Ave Edmonton, AB T5N 0H9 Canada	295,000	295,000	-0-	4.92%	0.0%
Melanie Westberg 3719 - 35 Ave Edmonton, AB T6L 6A5 Canada	295,000	295,000	-0-	4.92%	0.0%
Jared Petryshyn 2725 - 104 Ave Edmonton, AB TBJ 4C4 Canada	295,000	295,000	-0-	4.92%	0.0%
Justine Gladue 1437 - 84 St. Edmonton, AB T6K 2A2 Canada	295,000	295,000	-0-	4.92%	0.0%
Terry Gilbertson 4512 - 38 Ave Edmonton, AB Canada	295,000	295,000	-0-	4.92%	0.0%
Curtis Mayhew 2103 - 49 A Street Edmonton, AB Canada	295,000	295,000	-0-	4.92%	0.0%
Lynda Cabianca 4519 Woodgreen Drive West Vancouver, BC V7S 2T8 Canada	295,000	295,000	-0-	4.92%	0.0%

Name and Address of Owner	Shares Owned Prior to Offering	Shares to be Offered for Selling Shareholder’s Account	Shares to be Owned upon Completion of Offering	Percent of Class(1)
				Before Offering	After Offering

Georgia Knight 801 - 1003 Burnaby St. Vancouver, BC V6E 4R7 Canada	295,000	295,000	-0-	4.92%	0.0%
Bruce Archibald 204 East 1st St. North Vancouver, BC V7L 1B3 Canada	295,000	295,000	-0-	4.92%	0.0%
Morgan Cowan 1405 Fulton Ave West Vancouver, BC V7T 1T2 Canada	50,000	50,000	-0-	0.83%	0.0%
__________________
(1)	This table is based on 6,000,000 shares of common stock outstanding.
(2)	Armando Garcia and Leroy Halterman may be deemed to be the promoters of our company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Mr. Leroy Halterman is a former officer and director of, and he currently is, a 25% shareholder of ours. Mr. Halterman is a consulting geologist and he has performed geological consulting services for us in the past.  Additionally, we have retained Mr. Halterman to conduct our Phase I exploration program at an estimated cost of $12,100.  We will likely retain Mr. Halterman if we determine to proceed with our Phase II program, as well.

As of the date of this prospectus, other than the transactions described above, there are no, and have not been since inception, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

-	any of our directors or officers;
-	any nominee for election as a director;
-	any principal security holder identified in the preceding “Security Ownership of Selling Shareholders and Management” section; or
-	any relative or spouse, or relative of such spouse, of the above referenced persons.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share.  We have not authorized the issuance of shares of preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders.  We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.  Holders of common stock have no preemptive or other subscription or conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	on such public markets or exchanges as the common stock may from time to time be trading;
•	in privately negotiated transactions;
•	through the writing of options on the common stock;
•	in short sales; or
•	in any combination of these methods of distribution.

The selling shareholders have set an offering price for these securities of $0.005 per share and an offering period of four months from the date of this prospectus.

In the event of a transfer by the selling shareholders of their shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling shareholders who have transferred their shares.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling shareholders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders.  Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If, after the date of this prospectus, the selling shareholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part.  We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement.  Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department.

We are bearing all costs relating to the registration of the common stock, which are estimated at $25,000.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the “1934 Act”); and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In order for us to continue with our mineral exploration program, we will at some point in the near future need to raise additional capital through private placement offerings.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, each must comply with applicable law and may, among other things:

•	Not engage in any stabilization activities in connection with our common stock;
•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

TRANSFER AGENT AND REGISTRAR

First American Stock Transfer, Phoenix, Arizona, serves as the transfer agent and registrar for our common stock.

SEC POSITION ON INDEMNIFICATION

Our bylaws provide that each officer and director of our company shall be indemnified by us against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she has been finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The indemnification provisions of our bylaws diminish the potential rights of action, which might otherwise be available to shareholders by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, there are no provisions limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause us to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because we do not presently have directors’ liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the directors’ claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Dill Dill Carr Stonbraker & Hutchings, P.C., 455 Sherman Street, Suite 300, Denver, CO 80203 will pass upon certain matters relating to the legality of the common stock offered hereby for us.

EXPERTS

Our financial statements as of July 31, 2007 and 2006 included in this prospectus, have been audited by Moore & Associates, Chartered, an independent registered public accounting firm, as set forth in its report.  The financial statements have been included in reliance upon the authority of Moore & Associates, Chartered as an expert in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission.  We have filed with the Commission a registration statement on Form SB-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto.  Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete.  You should review the copy of such contract or document so filed.

You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee.  You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically.  The address of the site is http://www.sec.gov.

REPORTS TO STOCKHOLDERS

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC.  We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Homeland Resources Ltd.
(A Exploration Stage Company)

We have audited the accompanying balance sheet of Homeland Resources Ltd. (A Exploration Stage Company) as of July 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows through July 31, 2007 and 2006, and Inception on July 8, 2003 through July 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Homeland Resources Ltd. (A Exploration Stage Company) as of July 31, 2007 and 2006 and the results of its operations and its cash flows through July 31, 2007 and 2006, and Inception on July 8, 2003 through July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred accumulated losses of $34,351 through July 31, 2007 and has a working capital deficit of $5,227, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
November 9, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
BALANCE SHEETS

	July 31, 2007	July 31, 2006

ASSETS

Current assets
Cash and cash equivalents	$175	$14,622
Prepaids	-	3,870

Total Current Assets	175	18,492

Mineral property (Note 3)	876	876

Total assets	$1,051	$19,368

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued liabilities	$5,402	$1,835

Total Current Liabilities	5,402	1,835

Total liabilities	5,402	1,835

Stockholders’ equity (deficiency)
Common stock - $0.001 par value; authorized – 75,000,000 shares
Issued and outstanding – 6,000,000 shares	6,000	6,000
Additional paid in capital	24,000	24,000
(Deficit) accumulated during the development stage	(34,351)	(12,467)

Total stockholders’ equity (deficiency)	(4,351)	17,533

Total liabilities and stockholders’ equity (deficiency)	$1,051	$19,368

The accompanying notes are an integral part of these financial statements.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

	Year Ended July 31, 2007	Year Ended July 31, 2006	Cumulative Amounts From Inception To July 31, 2007

REVENUES	$-	$-	$387

EXPENSES
General and Administrative	21,078	1,019	30,178
Mineral exploration costs	806	806	2,920
Oil and gas property operating costs	-	-	1,310
Loss on disposal of oil and gas	-	-	330

	(21,884)	(1,825)	(34,738)

Net (Loss)	$(21,884)	$(1,825)	$(34,351)

Net (Loss) Per Common Share
Basic and Diluted	$(0.004)	$(0.001)

Weighted average number of common shares outstanding
Basic and Diluted	6,000,000	6,000,000

The accompanying notes are an integral part of these financial statements.

HOMELAND RESOURCES LTD.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock
	Number of Shares	Amount	Capital in Excess of Par Value	During the Development Stage

Balance, July 8, 2003	-	$-	$-	$-
(Date of incorporation)

Loss for the period	-	-	-	-

Balance, July 31, 2003	-	-	-	-

Issuance of common stock for cash at $0.005 per share	3,000,000	3,000	12,000	15,000

Net (loss) for the year	-	-	-	(1,731)

Balance, July 31, 2004	3,000,000	3,000	12,000	13,269

Issuance of common stock for cash at $0.005 per share	3,000,000	3,000	12,000	15,000

Net (loss) for the year	-	-	-	(7,890)

Balance, July 31, 2005	6,000,000	6,000	24,000	20,379

Net (loss) for the year	-	-	-	(2,846)

Balance, July 31, 2006	6,000,000	6,000	24,000	17,533

Net (loss) for the year	-	-	-	(21,884)

Balance, July 31, 2007	6,000,000	$6,000	$24,000	$(4,351)

The accompanying notes are an integral part of these financial statements.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	Year Ended July 31, 2007	Year Ended July 31, 2006	Cumulative Amounts From Inception To July 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(21,884)	$(2,846)	$(32,551)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Loss on disposal of interest in oil and gas property	-	-	330

Change in non-cash working capital item:
Decrease in prepaids	3,870	822	-
Increase in accounts payable and accrued liabilities	3,567	600	5,227

Net cash (used) by operating activities	(14,447)	(1,424)	(26,994)

CASH FLOWS FROM INVESTING ACTIVITIES
Loan receivable	-	14,600	-
Purchase of interest in oil and gas property	-	-	(3,830)
Disposal of interest in oil and gas property	-	-	3,500
Purchase of undeveloped mineral property	-	-	(876)

Net cash (used) in investing activities	-	14,600	(1,206)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock	-	-	30,000

Net cash provided by financing activities	-	-	30,000

Net increase (decrease) in cash	(14,447)	13,176	1,800

Cash, beginning of periods	14,622	1,446	-

Cash, end of periods	$175	$14,622	$1,800

The accompanying notes are an integral part of these financial statements.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Homeland Resources Ltd. (the Company) was incorporated under the laws of the State of Nevada on July 8, 2003 and is considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 (SFAS 7) and a mining company in the exploration stage. The Company’s principal activities since inception have been the acquisition of a mineral property in the State of New Mexico.

CONTINUANCE OF OPERATIONS

The financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business.  As at July 31, 2007, the Company has working capital deficiency of $5,227 and has accumulated losses of $34,351 since its commencement. Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due.

MINERAL PROPERTY

Undeveloped mineral property consists of leases on unpatented lode mining claims located in New Mexico. Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized.  Such costs and estimated future development costs are amortized using a unit-of-production basis over the estimated life of the ore body. Ongoing development expenditures to maintain production are charged to operations as incurred.

Significant expenditures directly related to the acquisition of exploration interests are capitalized. If a mineable ore body is discovered, such costs are amortized using a unit-of-production method. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that long-lived assets to be held be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  SFAS 144 establishes a single auditing model for long-lived assets to be disposed of by sale. The Company has determined that no impairment is required at July 31, 2007.

INCOME TAXES

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”.  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(LOSS) PER SHARE

(Loss) per common share is computed based on the weighted average number of common shares outstanding during the periods. All shares issued from inception are considered outstanding for all periods presented.

CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company may have cash balances in excess of federally insured amounts.

SHARE BASED COMPENSATION

In October 1995, SFAS 123 "Accounting for Stock-Based Compensation" was issued.  This standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense to employees by adopting the fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.  The Company has elected to utilize APB 25 for measurement; and will, pursuant to SFAS 123, disclose on a supplemental basis the pro forma effects on net income and earnings per share of using the fair value measurement criteria.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, which revised ARB No.43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43.  In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date of this Statement is issued.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

In December 2004, the FASB issued SFAS 152, which amends SFAS. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

This Statement also amends SFAS 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real-estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

In December 2004, the FASB issued SFAS 153.  This Statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this Statement is issued.  Management believes this Statement will have no impact on the financial statements of the Company once adopted.

In December 2004, the FASB issued a revision to SFAS 123, Accounting for Stock Based Compensation. This Statement supersedes APB No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.  This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."  This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

A nonpublic entity will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances.

A public entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation cost over that period.  A nonpublic entity may elect to measure its liability awards at their intrinsic value through the date of settlement.

The grant-date fair value of employee share options and similar instruments will be estimated using the option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (continued)

Excess tax benefits, as defined by this Statement, will be recognized as an addition to paid-in-capital.  Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows.  The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in paid-in capital to which it can be offset.

The notes to the financial statements of both public and nonpublic entities will disclose information to assist users of financial information to understand the nature of share-based payment transactions and the effects of those transactions on the financial statements.

The effective date for public entities that do not file as small business issuers will be as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.  For public entities that file as small business issuers and nonpublic entities the effective date will be as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.  Management intends to comply with this Statement at the scheduled effective date for the relevant financial statements of the Company.

FAIR VALUE

The carrying amount reported in the balance sheet for cash and accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash.  The Company maintains cash at one financial institution. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts.  The Company believes that credit risk associated with cash is remote.

COMPREHENSIVE INCOME

There are no adjustments necessary to net (loss) as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS 130, “Reporting Comprehensive Income.”

NOTE 2 - BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying balance sheet the Company has accumulated a deficit of $34,351 through July 31, 2007, current liabilities exceeded current assets by $5,227. As of July 31, 2007, the Company has not commenced principal operations. These factors among others may indicate that the Company may be unable to continue in existence. The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company's ability to establish itself as a going concern is

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 2 - BASIS OF ACCOUNTING (continued)

dependent upon its ability to obtain additional financing, in order to commence exploration activities on its mining property and ultimately, to achieve profitable operations. Management believes that they can be successful in obtaining equity financing which will enable the Company to continue in existence and establish itself as a going concern.

NOTE 3 – UNDEVELOPED MINERAL PROPERTY

During the year ended July 31, 2004, the Company acquired six unpatented lode mining claims. The Company must annual assessment work of $100 for each claim or pay an annual maintenance fee of $100 per claim. These claims are located in western Luna County, New Mexico and are collectively known as the Home Ranch Prospect.

No exploration efforts have been conducted on the Company’s mineral property and, accordingly, the ultimate recovery of the Company’s investment in mineral property is dependent upon the discovery of commercially profitable ore reserves through future exploration efforts and the subsequent development or sale of such reserves.

NOTE 4 – OIL AND GAS PROPERTY

State Red House #4 Project

The Company had a 10% working interest in the Vector Exploration Corporation State Red House #4 Project for a total buy-in cost of $833 plus dry hole costs in Nobel County, Oklahoma. The Company’s working interest included leasehold interest, well bores, geological expenses, brokerage costs and overhead. During the year ended July 31, 2005, it sold its interest for $3,500 resulting in a $330 loss on the disposition which is recognized on the statements of operation.

NOTE 5 - COMMON STOCK

In August 2003, the Company issued 3,000,000 shares of common stock at $0.005 per share for gross proceeds of $15,000.

During the year ended July 31, 2005, the Company issued 3,000,000 shares of common stock at $0.005 per share for gross proceeds of $15,000.

NOTE 6 – INCOME TAXES

At July 31, 2007, the Company had a net operating loss carryforward of approximately $34,351 that may be offset against future taxable income through 2027. These carryforwards are subject to review by the Internal Revenue Service.

The Company has fully reserved the $5,153 tax benefit of operating loss carryforwards, by a valuation allowance of the same amount, because the likelihood of realization of the tax benefit cannot be determined. Of the total tax benefit, $3,283 is attributable to 2007.

Temporary differences between the time of reporting certain items for financial and tax reporting purposes consists primarily of exploration costs on undeveloped mineral properties.

HOMELAND RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 7 - SEGMENT REPORTING

In June 1997, SFAS 131, “Disclosure about Segments of an Enterprise and Related Information,” was issued. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

As of July 31, 2007, the Company had one operating segment, mineral property exploration and development.

NOTE 8 – SUBSEQUENT EVENTS

The Company has a loan commitment from Wellington Financial Corp (“Wellington”) whereby Wellington commits to loan up to $125,000 to the Company at an interest rate of 8% per annum, for a one-year period ending July 31, 2008, for purposes of providing the Company with working capital in connection with its proposed exploration programs. The Company will issue unsecured note(s) to Wellington evidencing and in exchange for any funds advanced under the commitment.

No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this prospectus.  If given or made, such other information or representation, must not be relied upon as having been authorized by Homeland Resources Ltd. or by any underwriter.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

Dealer Prospectus Delivery Obligation

Until March 9, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.